SHARE AND REAL PROPERTY PURCHASE AGREEMENT

BY AND AMONG

Century casinos europe gmbh,

851896 ALBERTA LTD.,

GAME PLAN DEVELOPMENTS LTD.

CASINO ST. ALBERT INC.

ACTION ATM INC.

MVP SPORTS BAR LTD.

and

BRUCE MCPHERSON

Dated as of June 29, 2016

Article I.
	DEFINITIONS		1

Article II.
	SALE AND PURCHASE OF SHARES		1

	2.1	Sale and Purchase of Shares	1
	2.2	Purchase Price	2
	2.3	Closing Statement and Final Determination of Purchase Price	2
	2.4	Payments at Closing	4
	2.5	Closing	4
	2.6	Deliveries at Closing	4
	2.7	Escrow Agreement	4

Article III.
	REPRESENTATIONS AND WARRANTIES REGARDING GPD AND 851		5

	3.1	Organization and Authority	5
	3.2	Share Ownership	6
	3.3	No Conflicts	6
	3.4	Litigation	6
	3.5	No Brokers’ Fees	6
	3.6	Residency	6

Article IV.
	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		6

	4.1	Organization, Qualification and Corporate Power	7
	4.2	Capitalization; Subsidiaries	7
	4.3	Authority	7
	4.4	No Conflicts	7
	4.5	Financial Statements	8
	4.6	Absence of Certain Changes	9
	4.7	No Undisclosed Liabilities	11
	4.8	Title to and Sufficiency of Assets	11
	4.9	Material Personal Property; Condition of Assets	11
	4.10	Accounts Receivable; Accounts Payable	11
	4.11	Inventory	12
	4.12	Leased Real Property	12
	4.13	Contracts	13
	4.14	Intellectual Property	15
	4.15	Tax	16
	4.16	Legal Compliance	18
	4.17	Litigation	19
	4.18	[Intentionally Deleted]	19

4.19	Environmental	19
4.20	Employees	20
4.21	Employee Benefits	21
4.22	Customer Data	23
4.23	Related Party Transactions	23
4.24	Indebtedness and Guaranties	24
4.25	Corporate Data	24
4.26	Insurance	24
4.27	No Acceleration of Rights and Benefits	24
4.28	Capital Expenditures	25
4.29	[Intentionally Deleted]	25
4.30	Ethical Practices	25
4.31	No Brokers’ Fees	25
4.32	Competition Act	26
4.33	Investment Canada	26
4.34	Disclosure.	26

Article V.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER		26

5.1	Organization and Authority	26
5.2	No Conflicts	26
5.3	Litigation	26
5.4	No Brokers’ Fees	27

Article VI.
CLOSING CONDITIONS		27

6.1	Conditions Precedent	27
6.2	Conditions to the Buyer’s Obligations	29

Article VII.
POST-CLOSING COVENANTS		30

7.1	Litigation Support	30
7.2	Transition	30
7.3	Consents.	30
7.4	Confidentiality, Press Releases and Public Announcements.	30
7.5	Access to Information	31
7.6	Closing Accounts Receivables	31
7.7	Employee Benefits	32
7.8	Section 56.4 Agreement	32

Article VIII.
INDEMNIFICATION		32

	8.1	Indemnification by GPD, 851, and Bruce	32
	8.3	Survival and Time Limitations	34
	8.4	Claims Against the Companies	35
	8.5	Claims Against GPD, 851, and Bruce	35
	8.6	Manner of Payment	35
	8.7	Third-Party Claims	36
	8.8	Other Indemnification Matters	37
	8.9	Indemnification by Buyer	37
	8.10	No Duplication	37

Article IX.
	TAX MATTERS		38

	9.1	Tax Indemnification	38
	9.2	Tax Periods Ending Before the Closing Time	38
	9.3	Tax Periods Beginning Before and Ending After the Closing Time and Final Pre-Closing Tax Returns	39
	9.4	Cooperation on Tax Matters	39
	9.5	Certain Taxes	39
	9.6	Tax Sharing Agreements	39

Article X.
	MISCELLANEOUS		39

	10.1	Further Assurances	39
	10.2	No Third-Party Beneficiaries	39
	10.3	Entire Agreement	40
	10.4	Successors and Assigns	40
	10.5	Counterparts	40
	10.6	Notices	40
	10.7	Jurisdiction.	41
	10.8	Governing Law	41
	10.9	Amendments and Waivers.	41
	10.10	Severability	41
	10.11	Expenses	42
	10.12	Construction	42
	10.13	Schedules	42
	10.14	Currency	43
	10.15	Independent Legal Advice	43

Exhibit ADefinitions

Exhibit B-1Form of Non-Competition Agreement

Exhibit B-2Form of Restrictive Covenant

Exhibit B-3Form of Right of First Refusal

Exhibit CForms of Employment Agreement

Exhibit DForm of Opinion of GPD and 851 Counsel

Exhibit EPre-Closing Transactions

Schedules

Disclosure Schedule

SHARE PURCHASE AGREEMENT

This Share and Real Property Purchase Agreement (this “Agreement”) is entered into as of June 29, 2016, by and among (i) Century Casinos Europe GmbH a corporation registered pursuant to the laws of the Province of Alberta under its assumed name Century Casinos Europe LLC (“Buyer”), , (ii) Casino St. Albert Inc. (“CSA”), Action ATM Inc. (“ATM”) and MVP Sports Bar Ltd. (“MVP”), all corporations formed under the laws of the Province of Alberta (CSA, ATM and MVP collectively referred to herein as context requires as the “Companies” or “Company”), (iii)  Game Plan Developments Ltd. a Corporation formed under the laws of the Province of Alberta (“GPD”), (iv) 851896 Alberta Ltd. a Corporation formed under the laws of the Province of Alberta (“851”), (v) Bruce McPherson an individual residing in the City of St. Albert, Alberta, (“Bruce”).

INTRODUCTION

The Companies are engaged in the business of operating the gaming facility known as the Apex Casino (the “Casino”) located in the St. Albert, Alberta (such business operations as conducted at the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”).  GPD owns all of the issued and outstanding shares of MVP (each, a “MVP Share” and collectively, the “MVP Shares”). 851 owns all of the issued and outstanding shares of CSA (each, a “CSA Share” and collectively, the “CSA Shares”) and all of the issued and outstanding shares of ATM (each, an  “ATM Share” and collectively, the “ATM Shares”). The Buyer hereby agrees to purchase from GPD, and GPD hereby agrees to sell to the Buyer, all of the MVP Shares for the consideration and on the terms and subject to the conditions set forth in this Agreement. The Buyer hereby agrees to purchase from 851, and 851 hereby agrees to sell to the Buyer, all of the CSA Shares and the ATM Shares for the consideration and on the terms and subject to the conditions set forth in this Agreement

GPD owns the Real Property from which the Business is operated by the Companies. The Buyer hereby agrees to purchase from GPD, and GPD hereby agrees to sell to the Buyer, all of legal and beneficial interest in the Real Property for the consideration and on the terms and subject to the conditions set forth in this Agreement.

As a condition of Buyer’s willingness to enter into this Agreement, in consideration of the substantial direct and indirect benefits to GPD and 851 from the transactions contemplated hereby, and in order to preserve and maintain the fair market value of the Shares, each of GPD, 851, and Bruce have entered into this Agreement and each of GPD, 851, Bruce, and Cindy McPherson (“Cindy) have agreed to enter into the Non-Competition Agreements on the terms and subject to the conditions set forth herein and therein.

The Buyer, Bruce, 851 and GPD agree that the proposed pre-closing transactions (the “Proposed Pre-Closing Transactions”) as set out on Exhibit E hereto are being contemplated, which Proposed Pre-Closing Transactions are subject to the Buyer’s review and approval as provided for in Section 6.1(b).

Article I.
DEFINITIONS

All capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings given them in Exhibit A hereto.

Article II.
SALE AND PURCHASE OF SHARES

2.1Sale and Purchase of Shares and Real Property.

(a)On the Closing Date and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from GPD, and GPD agrees to sell and deliver to the Buyer, all of the MVP Shares for the consideration specified below in this Article II.

(b)On the Closing Date and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from 851, and 851 agrees to sell and deliver to the Buyer, all of the CSA Shares for the consideration specified below in this Article II.

(c)On the Closing Date and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from 851, and 851 agrees to sell and deliver to the Buyer, all of the ATM Shares for the consideration specified below in this Article II.

(d)On the Closing Date and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from GPD, and GPD agrees to sell the Real Property for the consideration specified below in this Article II

2.2Purchase Price.

(a)Subject to Section 2.3 (d), the purchase price to be paid by the Buyer to GPD and 851for the MVP Shares, CSA Shares and the ATM Shares (as applicable) and in consideration of GPD, 851, and Bruce’s covenants hereunder shall be an aggregate of Seventeen Million Nine Hundred ($17,900,000.00) Dollars (the “Share Purchase Price”), allocated as set forth in Schedule 2.2(a), plus if the Closing Working Capital exceeds the Target Working Capital, the amount by which the Closing Working Capital exceeds the Target Working Capital, or less if the Target Working Capital exceeds the Closing Working Capital, the amount by which the Target Working Capital exceeds the Closing Working Capital.

(b)Subject to normal adjustments for commercial real estate transactions in the Province of Alberta, the purchase price to be paid by the Buyer to GPD for the Real Property shall be Twelve Million ($12,000,000.00) Dollars (the “Real Estate Purchase Price”), allocated as set forth in Schedule 2.2(b).

(c)The Buyer shall pay a deposit in the sum of Six Hundred Thousand ($600,000.00) Dollars (the “Deposit”) concurrently with the execution of this Agreement which shall be held in the trust account of the Buyer’s lawyers Field Law LLP and credited to the benefit of the Buyer on Closing as against the Purchase Price.

2.3Closing Statement and Final Determination of Purchase Price.

(a)As soon as reasonably practicable but not later than 90 days following the Closing Date, GPD and 851 shall cause each Company to each prepare and deliver to the Buyer audited financial statements consisting of each of the Companies’ calculation of the Working Capital as of immediately prior to the Closing Time, (the “Closing Working Capital Statement”)

(b)During the 90-day period following the Closing Date, the Buyer and their accounting representatives shall be entitled, during ordinary business hours upon reasonable advance notice, to examine the work papers related to the preparation of the Closing Working Capital Statement and the relevant books and records related thereto and to discuss the preparation of the Closing Working Capital Statement with GPD and 851.

(c)The Buyer may dispute any amounts reflected on the Closing Working Capital Statement (the “Disputed Amounts”), but only if (i) the basis of its dispute is that the amounts reflected on the Closing Working Capital Statement were not arrived at in accordance with this Agreement, or resulted from a mistake of fact, and (ii) the Buyer shall have notified GPD and 851 in writing of each disputed item (the “Notice of Objection”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 days after GPD and 851 delivered the Closing Working Capital Statement to the Buyer.  To the extent that the Buyer does not dispute an amount reflected on the Closing Working Capital Statement in accordance with the immediately preceding sentence, such amount shall be deemed final and binding on the Parties for all purposes hereunder.  In the event of such a dispute, GPD, 851 and the Buyer shall attempt to reconcile their differences.  If the GPD, 851 and the Buyer are unable to reach a resolution with such effect within 20 days after receipt by GPD and 851 of the Notice of Objection, GPD, 851 and the Buyer shall submit the items remaining in dispute for resolution to MNP LLP (or, if such firm declines to act, to another nationally recognized independent public accounting firm mutually acceptable to Buyer, GPD and 851) (the “Resolution Accountants”), which shall be instructed to use its best efforts to render a decision as to all items in dispute within 30 days after such submission. The Resolution Accountants shall only resolve the Disputed Amounts by choosing the amounts submitted by either the Buyer or GPD and 851 or amounts in between.  The Buyer, GPD and 851 shall each furnish to the Resolution Accountants such work papers and other documents and information relating to the Disputed Amounts as the Resolution Accountants may request.  The resolution of the Disputed Amounts by the Resolution Accountants shall be final and binding on the Parties for all purposes hereunder, and the determination of the Resolution Accountants shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction.  After determination of the Working Capital, GPD and 851 shall have no further right to make any claims in respect of any element of the foregoing amounts that GPD and 851 raised in the Notice of Objection.  The fees and disbursements of the Resolution Accountants shall be allocated between the Buyer, GPD and 851 in the same proportion that the aggregate dollar amount of unsuccessfully Disputed Amounts submitted by the Buyer or GPD and 851 (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted.

(d)Within 3 Business Days after determination of the Working Capital:

(i)The Buyer shall provide to GPD and 851 a calculation of the Share Purchase Price (the “Final Share Purchase Price”) using the calculation set forth for determining the Share Purchase Price pursuant to Section 2.2;

(ii)if the Final Share Purchase Price (as so determined) is greater than the Share Purchase Price, the Buyer shall pay to GPD and 851 the aggregate amount of the difference thereof, by wire transfer of immediately available funds to the bank account designated in writing by GPD and 851 pursuant to Section 2.4(b) and the Escrow Funds pertaining to the Working Capital Escrow Amount (together with any interest thereon) shall be released by the Escrow Agent to GPD and 851 in accordance with the terms of the Escrow Agreement; or

(iii)if the Share Purchase Price is greater than the Final Share Purchase Price (as so determined), the amount of the difference (up to the Working Capital Escrow Amount) shall be released by the Escrow Agent from the Escrow Funds pertaining to the Working Capital Escrow Amount to the Purchaser in accordance with the terms of the Escrow Agreement and the balance of Escrow Funds held by the Escrow Agent on account of the Working Capital Escrow Amount, if any, (together with any interest thereon) shall be released by the Escrow Agent to GPD and 851 in accordance with the terms of the Escrow Agreement.  If the amount of the difference exceeds the Working Capital Escrow Amount, GPD and 851 shall promptly pay to the Buyer an amount equal to the amount by which the difference exceeds the Working Capital Escrow Amount, in immediately available funds.

(e)The final determination of the Final Share Purchase Price pursuant to the provisions of this Section 2.3 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of the Final Share Purchase Price pursuant hereto shall affect any rights of the Buyer, GPD or 851 to indemnification to the extent provided for under, and subject to the limitations contained in, Article VIII and Article IX hereof (including indemnification based upon there being Liabilities at the Closing which are not reflected in the calculation of the Final Share Purchase Price), or preclude the Parties from treating any indemnification payments received by Buyer, GPD or 851as adjustments to the Final Share Purchase Price for Tax, accounting or other purposes.

2.4Payments at Closing.  At the Closing, the Buyer shall pay:

(a)to the Escrow Agent, in trust, the Escrow Amount, pursuant to the terms of the Escrow Agreement; and

(b)to GPD and 851, an amount equal to the Purchase Price less the Escrow Amount, by wire transfer on the Closing Date.

2.5Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Field LLP, located at #2000, 10235-101 Street, Edmonton, Alberta Canada, T5J 3G1 on the date which is 30 days after the last of the Conditions Precedent is removed, or on such other date, time and place as GPD, 851 and the Buyer may mutually agree (the “Closing Date”).  Subject to the consummation of the Closing on the Closing Date, the sale to the Buyer of the Shares will occur at 12:00 Edmonton Time on the Closing Date (the “Closing Time”).

2.6Deliveries at Closing.   Subject to the terms and conditions of this Agreement, at the Closing:

(a)each of the Companies, GPD and 851 and shall deliver to the Buyer the certificates, instruments and documents required to be delivered by such parties to the Buyer pursuant to Section 6.2; and

(b)the Buyer shall deliver to GPD and 851 the certificates, instruments and documents required to be delivered by the Buyer to GPD and 851 pursuant to Section 6.3;

2.7Escrow Agreement.

(a)At Closing, the Buyer, GPD and 851 and the Escrow Agent shall enter into the Escrow Agreement in a form which is satisfactory to the Buyer’s counsel and to counsel to GPD and 851, acting reasonably, in order to establish terms and conditions regarding the treatment of the Escrow Funds in accordance with this Section 2.7.

(b)The Working Capital Escrow Amount shall be held in trust by the Escrow Agent pursuant to the Escrow Agreement pending completion of the post-Closing adjustment to Working Capital as described in Section 2.3.  For greater certainty, the Working Capital Escrow Amount shall be held on behalf of GPD and 851, but shall not be transferred to GPD or 851 except in accordance with the terms of the Escrow Agreement and Section 2.3(d).  The Buyer, GPD and 851 shall, on a timely basis, provide all instructions required to be delivered to the Escrow Agent so that distributions can be made by the Escrow Agent within the time periods required by Section 2.3(d). Interest and investment returns accruing on the Working Capital Escrow Amount shall accrue to the benefit of GPD and 851 and shall be paid to GPD and 851at the same time Escrow Funds pertaining to the Working Capital Escrow Amount are released by the Escrow Agent pursuant to Section 2.3(d).

(c)The Escrow Agreement shall provide that the Indemnity Escrow Amount shall be released to GPD and 851 in accordance with this Agreement and the Escrow Agreement one hundred and eighty-two (182 days after the Closing Date (the “Release Date”); provided, that if there are any indemnification claims hereunder for Losses of the Buyer Indemnified Parties that are pending on the Release Date, an amount equal to the total of all such claims shall be retained as Escrow Funds and not be released until such claims are finally resolved and satisfied or are otherwise released pursuant to a joint written direction of the Buyer, GPD and 851.  All fees and charges of the Escrow Agent and otherwise incurred under the Escrow Agreement shall be borne one half by the Buyer and one half by GPD and 851.  The Buyer shall be entitled to offset against and collect from the Escrow Funds any amounts due and owing to the Buyer or the Companies, but unpaid, by GPD or 851 pursuant to Section 2.3(g), this Section 2.7,  Section 7.6,  Article VIII or Article IX;  provided, that such offset shall not relieve GPD or 851 from any obligation due under any of the foregoing Sections or Articles.  The Buyer, GPD and 851 hereby agree to provide joint written instructions to the Escrow Agent, on a timely basis, so that distributions from the

Escrow Funds can be made by the Escrow Agent to the Buyer Indemnified Party in accordance with this Section 2.7(c).  The Buyer, GPD and 851 shall, except as regards issues in genuine dispute, provide joint written instructions to the Escrow Agent on a timely basis so that distributions can be made by the Escrow Agent within the time periods required by this Section 2.7(c).

(d)The amount of any funds released to the Buyer from the Escrow Funds pursuant to Section 2.7(b) or Section 2.7(c) shall, for the avoidance of doubt, be deemed an adjustment to the Final Share Purchase Price for all purposes hereunder.

(e)The Escrow Funds shall be held in escrow and shall not be subject to any Encumbrance, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.  Upon the final release of all of the Escrow Funds, the Escrow Agreement shall terminate.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING GPD AND 851

GPD, 851, and Bruce hereby jointly and severally represent and warrant to the Buyer as of the date hereof as follows with respect to GPD and 851:

3.1Organization and Authority.

(a)With respect to GPD:

(i)GPD is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

(ii)the execution and delivery by GPD of each Transaction Document to which GPD is a party and the performance by GPD of the Transactions have been duly approved by the board of directors of GPD;

(iii) GPD has full power, authority and legal capacity to execute and deliver the Transaction Documents to which GPD is a party and to perform GPD’s obligations thereunder; and

(iv)this Agreement constitutes a valid and legally binding obligation of GPD, enforceable against GPD in accordance with the terms of this Agreement, and upon the execution and delivery by GPD of each Transaction Document to which GPD is a party (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of GPD enforceable against GPD in accordance with the terms of such Transaction Document.

(b)With respect to 851:

(i)851 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

(ii)the execution and delivery by 851 of each Transaction Document to which 851 is a party and the performance by 851 of the Transactions have been duly approved by the board of directors of 851;

(iii)851 has full power, authority and legal capacity to execute and deliver the Transaction Documents to which 851 is a party and to perform 851’s obligations thereunder; and

(iv)this Agreement constitutes a valid and legally binding obligation of 851, enforceable against 851 in accordance with the terms of this Agreement, and upon the execution and delivery by 851 of each Transaction Document to which 851 is a party (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of 851 enforceable against 851 in accordance with the terms of such Transaction Document.

3.2Share Ownership.

(a)With respect to GPD:

(i)GPD legally and beneficially owns the MVP Shares before and subsequent to the Proposed Pre-Closing Transactions as set out on Schedule 3.2 hereto;

(ii)GPD has good and marketable title to the MVP Shares, free and clear of any Encumbrance or restriction on transfer;

(iii)GPD is not a party to any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require GPD to sell, transfer or otherwise dispose of any of the MVP Shares or any voting trust, proxy or other Contract relating to the voting of any of the MVP Shares.

(iv)GPD is not the subject of any bankruptcy, reorganization or similar proceeding.

(b)With respect to 851:

(i)851 legally and beneficially owns the CSA Shares and the ATM Shares before and subsequent to the Proposed Pre-Closing Transactions as set out on Schedule 3.2 hereto;

(ii)851 has good and marketable title to the CSA Shares and the ATM Shares, free and clear of any Encumbrance or restriction on transfer;

(iii)851 is not a party to any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require 851 to sell, transfer or otherwise dispose of any of the CSA Shares and the ATM Shares or any voting trust, proxy or other Contract relating to the voting of any of the CSA Shares and the ATM Shares; and

(iv)851 is not the subject of any bankruptcy, reorganization or similar proceeding.

3.3No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which GPD, 851 or any of the MVP Shares, CSA Shares and ATM Shares are subject; (b) if applicable, violate any Organizational Document of GPD or 851; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which GPD or 851 is a party or by which GPD or 851 is bound or to which any of the MVP Shares, CSA Shares and ATM Shares are subject or the performance of which is guaranteed by GPD or 851; or (d) result in the imposition of any Encumbrance on any of the MVP Shares, CSA Shares or ATM Shares.  GPD and 851 are not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4Litigation.  There is no Proceeding pending, or to the Knowledge of GPD or 851 threatened or anticipated against GPD or 851 relating to or affecting the MVP Shares, CSA Shares, the ATM Shares or the Transactions.

3.5No Brokers’ Fees.  Neither GPD nor 851 has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Buyer or the Companies could be liable.

3.6Residency.  GPD is not a non-resident of Canada for purposes of the Tax Act. 851 is not a non-resident of Canada for the purposes of the Tax Act.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND THE REAL PROPERTY

Company Representations and Warranties

GPD, 851, and Bruce hereby jointly and severally represent and warrant to the Buyer as follows with respect to the Companies:

4.1Organization, Qualification and Corporate Power.  Schedule 4.1 sets forth the jurisdiction of incorporation, the other jurisdictions in which each Company is qualified to do business, and the directors and officers of each Company.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta.  Each Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each Company has full corporate power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Each Company has delivered to the Buyer correct and complete copies of its Organizational Documents.  Each Company is not in violation of any of its Organizational Documents.  The minute books, the share certificate books and the stock ledger of each Company as delivered or made available to the Buyer, are correct and complete.  Each Company has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 4.1; or (ii) operated any business other than the Business.

4.2Capitalization; Subsidiaries.

(a)The entire authorized capital stock of each Company is set forth on Schedule 4.2. The shares of each Company are legally and beneficially owned by GPD or 851 and in the amounts set forth on Schedule 4.2.  All of the issued and outstanding shares of the Companies have been duly authorized and are validly issued, fully paid and non-assessable.  There are no outstanding securities convertible or exchangeable into capital stock of the Companies or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any of the Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any of the Companies, otherwise than as disclosed in Schedule 4.2(a).  The Companies have not individually violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.  There are no voting trusts, proxies or other Contracts relating to the voting of the capital stock of any of the Companies.

(b)The Companies have no Subsidiaries, otherwise than as disclosed in Schedule 4.2(b) and do not directly or indirectly control or own, or have any rights to control, acquire or own, any capital stock or other equity or debt securities or interest of or in any Person.

4.3Authority.  Each Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents by each Company has been approved by their respective board of directors.  This Agreement constitutes a valid and legally binding obligation of each Company, enforceable against each Company in accordance with the terms of this Agreement, and upon the execution and delivery by each Company of each Transaction Document (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of each Company, enforceable against each Company in accordance with the terms of such Transaction Document.

4.4No Conflicts.  Neither the execution and delivery of the Transaction Documents nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time (a) violate any Law to which any Company or any asset owned or used by the Companies is subject; (b) subject only to the satisfaction of any and all actions required to obtain ALGC approval of the Transactions, violate any Permit held by any of the Companies or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any of the Companies; (c) violate any Organizational Document of any of the Companies; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Company is a party or by which the any of the Companies are bound or to which any asset of the Companies are subject to or under which any of the Companies have any rights or the performance of which is guaranteed by any of the Companies; (e) cause any Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Company.  Other than those which have been obtained or those set forth in Schedule 4.4,  none of the Companies are required to notify, make any filing with, or obtain any Consent of any Person in connection with the execution, delivery or performance of the Transaction Documents or the performance of the Transactions by GPD, 851 or any Company.

4.5Financial Statements.

(a)Attached hereto as Schedule 4.5(a) are the financial statements for each of the fiscal years ending 2013, 2014 and 2015, together with the notes thereto and the reports thereon of each Company’s independent external account (collectively, the “Scheduled Financial Statements”): (i) the balance sheets of each Company as of June 30; (ii) statements of income, and changes in stockholders’ equity for each Company; and (iii) statements of cash flow for CSA. The Scheduled Financial Statements for CSA have been prepared on an audited basis, with any remaining Scheduled Financial Statements prepared on a notice to reader basis. The Scheduled Financial Statements will also include the unaudited balance sheet of each Company as of May 31, 2016  (the “Latest Balance Sheet”), and statements of income for the 1-month period then ended. The Scheduled Financial Statements have been prepared in accordance with ASPE, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition, results of operations and cash flows of each Company as of the dates thereof and for the periods indicated therein; provided,  however, that the Latest Balance Sheet and the statements of income prepared for the 1-month period then ended are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse to each Company) and lack notes (which, if presented, would not differ materially from the notes accompanying the financial statements of each Company as of June 30, 2015). The Buyer will be provided with a 2016 audited financial statement for CSA by 70 days after the Execution Date. In the interim the Buyer will be provided access to the working papers related to the preparation of the 2016 audited financial statement for CSA on an ongoing basis.

(b)Each Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which each Company is or has been a party are accurately reflected therein in all material respects on an accrual basis; (ii) reflect all discounts, returns and allowances granted by each Company with respect to the periods covered thereby; (iii) have been maintained in accordance with customary and sound business practices in each Company’s industry; (iv) form the basis for the Scheduled Financial Statements; and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of each Company on an accrual basis. Each Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c)Each Company maintains a system of internal accounting controls adequate to ensure that each Company does not maintain off-the-books accounts and that the assets of each Company are used only in accordance with the directives of each Company’s management.  There are no events of Fraud, whether or not material, that involve management or other employees of each Company who have a significant role in each Company’s financial reporting and relate to the Business.

(d)The amounts set forth on Schedule 4.5(d) accurately reflect all amounts necessary to discharge all Indebtedness of each Company outstanding immediately prior to the Closing.

4.6Absence of Certain Changes.  Since the Latest Balance Sheet Date:

(a)each Company has not sold, leased, transferred or assigned any asset, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(b)each Company has not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property;

(c)each Company has not made any material change in the manner in which products or services of the Business are marketed (including any material change in prices), any material change in the manner in which the Business extends discounts or credits to customers or any material change in the manner or terms by which the Business deals with customers;

(d)The Companies have not entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $50,000 annually or outside the Ordinary Course of Business;

(e)The Companies have not accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than $50,000 in the aggregate annually to which the Companies are a party or by which it is bound, and none of the Companies have not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(f)The Companies have not imposed any Encumbrances upon any of its assets, tangible or intangible;

(g)The Companies have not in the aggregate (i) made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business; (ii) failed to make any scheduled capital expenditures or investments when due; or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

(h)The Companies have not delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or materially altered any accounting method or practice;

(i)The Companies have not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $10,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date, other than as approved by the Buyer in writing which approval shall not be unreasonably withheld;

(j)the Companies have not cancelled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed, in any case involving more than $25,000;

(k)the Companies have not issued, sold or otherwise disposed of any of their capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of their capital stock or declared, set aside, made or paid any dividend or distribution with respect to their capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of their capital stock or amended any of its Organizational Documents without the prior written consent of the Buyer;

(l)without the prior written consent of the Buyer, the Companies have not (i) conducted the Business outside the Ordinary Course of Business; (ii) made any loan to, or entered into any other transaction with, any of their directors, officers or Employees on terms that would not have resulted from an arms-length transaction; (iii) entered into any employment Contract or modified the terms of any existing employment Contract; (iv) granted any increase in the compensation of any of their directors, officers or Employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of their directors, officers or Employees;

(m)the Companies have not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n)there has not been any Proceeding commenced nor to the Knowledge of the Companies threatened or anticipated relating to or affecting the Companies, the Business or any asset owned or used by any of the Companies;

(o)there has not been any loss of any material customer, distribution channel, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending;

(p)the Companies have not estimated or recorded any Contract Loss in any single instance of more than $10,000 or any Contract Losses in the aggregate of more than $25,000;

(q)there has not been one or more event or occurrence which has had and no basis exists for any one or more event or occurrence which would be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(r)the Company has not agreed or committed to any of the foregoing.

4.7No Undisclosed Liabilities.  The Companies do not have any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13(a) or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract; (b) Liabilities to the extent reflected or reserved against on the Latest Balance Sheet; and (c) current Liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

4.8Title to and Sufficiency of Assets.

(a)Each Company has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on any of its premises, purported to be owned by it, or shown on the Latest Balance Sheet or acquired by each Company after the Latest Balance Sheet Date (collectively, the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances.

(b)The Assets comprise all of the tangible and intangible properties, assets and interests in properties required for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

4.9Material Personal Property; Condition of Assets.  Schedule 4.9 lists by location all material machinery and equipment owned or leased by each Company (collectively, “Material Personal Property”).  The buildings, plants, structures, Material Personal Property and other tangible assets that are owned or leased by each Company are structurally sound, free from material defects, and are in good operating condition and repair and are adequate to operate the Business in the Ordinary Course of Business consistent with past practice.  None of such buildings, plants, structures, Material Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Material Personal Property or other tangible asset.  All of the Material Personal Property is located on the Leased Real Property (except for those in transit).

4.10Accounts Receivable; Accounts Payable.

(a)Schedule 4.10 sets forth a list of all of the Accounts Receivable as of the date hereof.  All Accounts Receivable represent valid obligations arising from products or services actually sold by each Company in the Ordinary Course of Business.  The Accounts Receivable are current and collectible in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet and the accounting records of each Company as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistently with past practices. There is no contest, claim, or right to setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b)All Accounts Payable represent valid obligations arising from purchases or commitments made by each Company in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Payable are current and payable in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet and the accounting records of each Company as of the Closing Date.  There is no contest, claim, or right to set off, under any Contract with any obligee of an Accounts Payable relating to the amount or validity of such Accounts Payable.

4.11Inventory.  The Inventory of each Company consists of finished goods and is good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in accordance with past practice, and fit for the purpose for which it was procured or manufactured. All Inventory not written off or otherwise reserved against has been valued at the lower of cost or market value.  The quantities of each type of Inventory are not materially less than normal Inventory levels necessary to conduct the Business in the ordinary course consistent with past practices.  All of the Inventory is located on the Real Property, except for any Inventory in transit.

4.12Leased Real Property.

(a)The Companies do not directly or indirectly own, or have any rights to acquire, any real property.

(b)Schedule 4.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Companies (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 4.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”).  The leasehold interest of the Company with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. The Company is not a sublessor of, nor has assigned any lease covering, any item of Leased Real Property.  Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full.

(c)The Leased Real Property constitutes all interests in real property currently occupied or used in connection with the Business.  The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use or occupancy of the Leased Real Property; or (ii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item.  To the Knowledge of the Companies, all buildings, plants, structures and other improvements owned or used by the Company lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person.  To the Knowledge of the Companies, the Leased Real Property complies with all Laws, including zoning requirements, and the Company has not received any notifications from any Governmental Body or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property.  The Company has delivered to Buyer a copy of each deed and other instrument (as recorded) by which the Company acquired any Leased Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Leased Real Property in its possession.  The Company is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Company of any real estate interest not currently in possession of the Company.

4.13Contracts.

(a)Schedule 4.13(a) lists the following Contracts to which each Company is a party or by which each Company is bound or to which any asset of each Company is subject or under which each Company has any rights or the performance of which is guaranteed by the Company (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):

(i)each Contract (or series of related Contracts) that involves delivery or receipt of products for resale;

(ii)each Contract (or series of related Contracts), other than Contracts described in Section 4.13(a)(i), that involves delivery or receipt of products or services of an amount or value in excess of $25,000, that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts in excess of $100,000;

(iii)each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year), including each Lease and License;

(iv)each licensing agreement or other Contract with respect to Intellectual Property and any agreement with any current or former Employee, consultant or contractor regarding the appropriation, creation, delivery or the non-disclosure of any Intellectual Property;

(v)each collective bargaining agreement and other Contract to or with any labour union or other Employee representative of a group of Employees;

(vi)each Contract relating to any franchise, management, royalty, joint venture, partnership, strategic alliance or sharing of profits, losses, costs or Liabilities with any other Person;

(vii)each Contract containing any covenant that purports to restrict the business activity of the Company, to limit the freedom of the Company to engage in any line of business or in any geographic area or to compete with any Person, and each Contract that contains any exclusivity, non-competition, non-solicitation or confidentiality provision;

(viii)each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)each power of attorney;

(x)each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential, incidental or punitive damages;

(xi)each Contract (or series of related Contracts) for capital expenditures in excess of $25,000;

(xii)each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(xiii)each Contract for Indebtedness;

(xiv)each employment or consulting Contract;

(xv)each Contract with GPD, 851 or any Related Party of GPD or 851 to which the Company is a party or otherwise has any rights, obligations or interests;

(xvi)each Contract not terminable without penalty on less than six months’ notice;

(xvii)each Contract relating to the acquisition or disposition of any business, or of the capital stock, or other equity interest in, or all or a material portion of the assets of, any Person;

(xviii)each Contract which grants to any Person a preferential or other right to purchase or license any of the Company’s assets or properties;

(xix)each Government Contract; and

(xx)any commitment to enter into any of the foregoing.

(b)The Companies have delivered to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract.  Each Material Contract, with respect to each Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing.  Each Material Contract, with respect to the other parties to such Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date.  The Companies are not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract.  To the Knowledge of the Companies, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has repudiated any provision of any Material Contract.

(c)Except as set forth on Schedule 4.13(c),  the Companies are not currently a party to, have been a party to in the past three years or presently contemplates being a party to, any Government Contracts.

4.14Intellectual Property.

(a)Each Company owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted.  Each item of Intellectual Property owned, licensed or used by each Company immediately prior to the Closing will be owned, licensed or available for use by each Company on identical terms and conditions immediately following the Closing.  Each Company has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns or licenses.  Each item of Intellectual Property owned or licensed by each Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b)The Companies (i) have not violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person; (ii) have not violated, materially breached or not complied with in any material respect any licenses or other agreements (including the terms of any “shrink-wrap,” “click-wrap” or any volume or enterprise license or other agreement) pursuant to which any of the Companies have received the rights to any Intellectual Property of any other Person; or (iii) has not received any notice, offer to license or letter alleging or claiming any of the foregoing.  To the Knowledge of the Companies, no other Person has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any of the Companies.

(c)Schedule 4.14(c) identifies each patent or other registration (including copyright, trademark and service mark, domain name, Trademark, Clearinghouse, industrial design and design patent) that has been issued to each Company and which is active and in force or abandoned, lapsed, cancelled or expired with respect to any of its Intellectual Property, identifies each patent application or other application for registration (whether pending, abandoned, lapsed, cancelled or expired) that each Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that each Company has granted to any other Person (whether active and in force or terminated, cancelled or expired) with respect to any of its Intellectual Property.  The Companies have delivered to the Buyer correct and complete copies of all such patent registrations, other registrations applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 4.14(c) also identifies each trade name or unregistered trademark or service mark owned by each Company, and each website Trademark, Clearinghouse, industrial design and design patent owned by each Company.  With respect to each item of Intellectual Property required to be identified in Schedule 4.14(c)  each Company possesses all right, title and interest in and to such item attributed to it therein and to the Knowledge of the Companies: (i) such item is not subject to any Order; (ii) no Proceeding is pending,  threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of such item; and (iii) no Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d)Schedule 4.14(d) identifies each material item of Intellectual Property that any Person other than any of the Companies owns and that any of the Companies use pursuant to any license, agreement or permission of such Person (a “License”).  With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d):  (i)  such item is not subject to any Order; (ii)  no Proceeding is pending or, to the Knowledge of the Companies, GPD or 851 is threatened or anticipated that challenges the legality, validity or enforceability of such item; and

(iii) none of the Companies have been granted any sublicense or similar right with respect to the License relating to such item.

(e)Each Company has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof.

4.15Tax.

(a)Each Company has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Body and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b)Each Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Body.  Provision has been made on the Latest Balance Sheet for each Company for amounts at least equal to the amount of all Taxes owing by each Company that were not yet due and payable by the Latest Balance Sheet Date and that relate to periods ending on or prior to the Latest Balance Sheet Date.  Provision will be made on the Closing Balance Sheet for each Company for amounts at least equal to the amount of all Taxes owing by each Company that will not be due and payable by the Closing Date and that relate to periods ending on or prior to the Closing Date.

(c)No Company has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which any Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which any Company is or may be liable; (iii) any Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Body may assess or collect Taxes for which any Company is or may be liable.

(d)No Company has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e)All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of each Company have been assessed by the relevant Governmental Bodies and notices of assessment have been issued to each Company by the relevant Governmental Bodies for all taxation years or periods ending prior to and including the taxation year or period ended 2015.

(f)There are no proceedings, investigations, audits or claims now pending or to the Knowledge of the Companies, threatened against any of the Companies in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes.

(g)Each Company has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by Law to be remitted by it.

(h)Each Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required by Law to be remitted by it.

(i)Except pursuant to this Agreement or as specifically disclosed in Schedule 4.15(i), for purposes of the Tax Act or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of any of the Companies other than the GPD or 851.

(j)None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to any of the Companies at any time up to and including the Closing Date.

(k)No Company has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(l)For all transactions between each Company and any non-resident Person with whom such Company was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, each Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m)MVP, CSA and GPD are duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and their registration numbers for the purposes of the Excise Tax Act (Canada) are as follows:

(i)MVP – 8735 29358 RT0001

(ii)CSA – 12406 3306 RT0001

(iii)GPD – 88331 8297 RT0001

(n)The only reserves under the Tax Act or any equivalent provincial or territorial statute to be claimed by each Company for the taxation year ended immediately prior to the acquisition of control by the Buyer are disclosed in Schedule 4.15(n).

(o)The Buyer has been provided with copies of all Tax Returns and all communications to or from any Governmental Body relating to the Taxes of each Company, to the extent relating to periods or events in respect of which any Governmental Body may by Law assess or otherwise impose any such Tax on each Company.    Schedule 4.15(o) sets forth the following federal income tax information as of the most recent practicable date: (i) the basis of each Company in its assets; and (ii) the amount of any non-capital losses available for carryover, net capital losses, and unused investment or other credit of each Company.

(p)Each Company does not, nor has in the past five years, conducted any business or had any offices, operations (including with respect to the Business), Employees or other agents or representatives in the United States or in any other jurisdiction other than Canada.

4.16Legal Compliance.

(a)Each Company is, and for the past five-year period has been, in compliance in all material respects with all applicable Laws and (to the extent it has obtained any) Permits.  No Proceeding is pending, nor has been filed or commenced within the previous five years, against any Company alleging any failure to comply with any applicable Law or Permit.  To the Knowledge of the Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Company of any Law or Permit that has resulted in or is reasonably expected to result in any Loss to any Company.  No Company has received a notice or other communication from any Person regarding any actual, alleged or potential violation by the Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Company.  There are no outstanding decisions, Orders or settlements or pending settlements that place any obligation upon any Company to do or refrain from doing any act.

(b)[Intentionally Deleted]

(c)Schedule 4.16 contains a complete and accurate list of each Permit held by each Company or that otherwise relates to the Business or any asset owned or leased by each Company and states whether each such Permit is transferable.  Each such Permit held by the Company benefiting therefrom is valid and in full force and effect.  Each such Permit is renewable for no more than a nominal fee and there is no reason why each such Permit will not be renewed.  The Permits listed on Schedule 4.16 constitute all of the Permits necessary to allow the Companies to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

4.17Litigation.  There is no Proceeding pending, or to the Knowledge of the Companies, threatened or anticipated relating to or affecting (a) any Company or the Business or any asset owned or used by it; or (b) the Transactions.  To the Knowledge of the Companies, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  There is no outstanding Order to which any Company or any asset owned or used by it is subject.  Schedule 4.17 lists all Proceedings pending at any time within the past five years in which each Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time within the past five years in which each Company has been a plaintiff.  Schedule 4.17  lists all Orders in effect at any time within the past five years to which each Company has been subject or any asset owned or used by each Company is subject.

4.18[Intentionally Deleted]

4.19Environmental.  Each Company and each of its predecessors have complied and is in compliance with all Environmental Laws.  Each Company has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business.  Each Company has not received a written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.

4.20Employees.

(a)Schedule 4.20(a) sets forth the name, job title, current rate of direct compensation (including wages, salaries, commissions, and actual or anticipated bonuses), date of commencement of employment, any change in compensation since the Latest Balance Sheet Date and sick leave and vacation leave or other lieu time that is accrued and unused with respect to each Employee, and the annual value of other benefits to any Employee not made available to other Employees of each Company.  Schedule 4.20(a) also lists all Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee. No Company employs any Employees in any country other than Canada.

(b)Current and complete copies of all written employment contracts between each Company and the Employees have been delivered or made available to the Buyer.  No Company is a party to any written employment contract with any Employee that is not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any written employment contracts with any Employees providing for cash, other compensation, benefits or contingent rights upon Closing.

(c)All current assessments under workers’ compensation legislation in relation to each Company and all of its Employees, contractors and subcontractors have been paid or accrued.  No Company has been nor is subject to any additional or penalty assessment under workers’ compensation legislation that has not been paid or has been given notice of any audit.  There are no pending nor potential assessments, experience rating changes or Liability that could adversely affect any Company’s premium payments or accident cost experience or result in any additional payments by any Company in connection with workers’ compensation legislation.

(d)GPD and 851 have made available to the Buyer for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation that relate to each Company.  There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation that relate to any of the Companies.  There have been no fatal or critical accidents with respect to the Business in the last three years, except as disclosed on Schedule 4.20(d).

(e)No Company has been a party to or bound by any collective bargaining agreement and no union has bargaining rights with respect to any of the Employees or other Persons providing on-site services in connection with the Business.  No Company has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labour practice or other collective bargaining dispute.  There is no lockout of any Employees by the Companies and no such action is contemplated by any Company.

(f)To the Knowledge of the Companies, no Employee, officer or director of any Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an Employee, officer or director other than for the benefit of the Companies; (ii) could adversely affect the ability of any Company to conduct the Business; (iii) restricts, limits or purports to restrict or limit in any way the scope or type of work in which he or she may be engaged other than for the benefit of any Company; or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Companies.  To the Knowledge of the Companies, no officer or Employee of any Company has any plans to terminate his or her employment with any of the Companies before, upon, or after the Closing.

4.21Employee Benefits.

(a)There are currently and at no time in the past has there been Employee Pension Benefit Plans. Schedule 4.21(a) lists each of the Employee Benefit Plans

(b)Each Employee Benefit Plan (and each related trust, insurance contract, or fund) is, and has been, established, registered, amended, funded, administered, and invested in accordance with the terms of such Employee Benefit Plan and applicable Laws and each Employee Benefit Plan complies in form and in operation in all respects with terms of such Employee Benefit Plan and applicable Laws.

(c)[Intentionally Deleted].

(d)All employer and employee payments, contributions, premiums or other payments required to be remitted, paid to or in respect of each Employee Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws for all periods ending on or before the Closing Date.

(e)No Company has  any plans, intentions or understanding and has not made a promise or commitment to (i) modify or terminate any such Employee Benefit Plan; or (ii) create any additional benefit plans which would be considered to be Employee Benefit Plans once created.

(f)The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in (i) any payment, acceleration, vesting, or increase in benefits to any Employee, former employee or director of any Company; or (ii) the acceleration or securing of any funding obligations under any Employee Benefit Plan.

(g)No Company has any Liability in respect of (i) a defined benefit pension plan; or (ii) any other Employee Benefit Plan that provides benefits on a “defined benefits” basis.

(h)None of the Employee Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Employee Benefit Plan or any insurance contract relating thereto.

(i)All data necessary to administer each Employee Benefit Plan is in the possession of the Companies or its agents and is in a form which is sufficient for the proper administration of the Employee Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(j)Except as disclosed in Schedule 4.21(j), all of the Employee Benefit Plans are Stand Alone Benefit Plans.

(k)Current and complete copies of all written Employee Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Benefit Plans which have been provided to Persons entitled to benefits under the Employee Benefit Plans have been delivered or made available to Buyer together with copies of all material documents relating to the Employee Benefit Plans.

(l)With respect to each Employee Benefit Plan that each Company maintains or has maintained or to which it contributes, has contributed, or has been required to contribute or has or had any Liability, neither the Company nor any other fiduciary of an Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan.  No Proceeding with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of the Companies is threatened or anticipated. To the Knowledge of the Companies, there is no basis for any such Proceeding.  There is no investigation by a Governmental Body or claim (other than routine claims for payment of benefits) pending or to the Knowledge of the Companies is threatened or anticipated with respect to any such Employee Benefit Plan or their assets (other than routine claims for benefits) and, to the Company’s Knowledge, there is no basis for any such investigation or claim.

(m)No Company contributes to, has been required to contribute to,  and as a result of the Transactions will not be required to contribute to, any Multi-Employer Plan and does not have any Liability under any Multi-Employer Plan.  No Company maintains or contributes to, has not maintained or contributed to, has not been required to contribute to,  and as a result of the Transactions will not be required to contribute to, any Employee Benefit Plan that provides benefits beyond retirement or other termination of service to Employees or former employees of any Company or to the beneficiaries or dependents of such employees.

4.22Customer Data.  There is no Proceeding pending,  threatened or anticipated relating to or affecting the Customer Data. No event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.  There is no outstanding Order relating to the Customer Data.  The Companies have been and are currently in compliance with each Law related to the collection, retention and use of the Customer

Data. There has been no event of unauthorized access to the Customer Data or the system used to maintain the Customer Data.

4.23Related Party Transactions.  Other than in the Ordinary Course of Business, for the past five years, no shareholder, officer, director or employee of any Company or any Related Party of any of the foregoing has (a) owned any interest in any asset used in the Business; (b) been involved in any business or transaction with any Company; or (c) engaged in competition with any Company.  Except as set forth in Schedule 4.23, no shareholder, officer, director or employee of any Company or any Related Party of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, any Company; or (ii) has any Indebtedness owing to any Company.  Except as set forth in Schedule 4.23,  no Company (A) has any claim or right against any shareholder, officer, director or employee of any Company or any Related Party of any of the foregoing; and (B) has any Indebtedness owing to any shareholder, officer, director or employee of any Company or any Related Party of the foregoing (such matters set forth on Schedule 4.23 or otherwise described in this Section 4.23 are collectively referred to herein as the “Related Party Transactions”).

4.24Indebtedness and Guaranties.  Except as specifically described in Schedule 4.24,  no Company has any Indebtedness outstanding.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of each Company have been furnished to the Buyer.  No Company is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

4.25Corporate Data.  There is no Proceeding pending, or to the Knowledge of the Companies, threatened or anticipated relating to or affecting the Corporate Data. No event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.  There is no outstanding Order relating to the Corporate Data.  The Companies have been and are currently in compliance with each Law related to the collection, retention and use of the Corporate Data. There has been no event of unauthorized access to the Corporate Data or the system used to maintain the Corporate Data.

4.26Insurance.  Schedule 4.26 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which each Company is a party, a named insured, covered or otherwise the beneficiary of coverage: (a) the name of the insurer; (b) the policy number; (c) the name of the policyholder; (d) the period of coverage; and (e) the amount of coverage.  Each Company has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of each Company for any insurance policy.  All premiums relating to the Insurance Policies have been timely paid.  Schedule 4.26 describes any self-insurance arrangements affecting any Company.  Each Company has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  Each Company is in compliance with all obligations relating to insurance created by Law or any Contract to which each Company is a party.  Each Company has delivered or made available to the Buyer copies of loss runs and outstanding claims from the past 36 months with respect to each Insurance Policy.

4.27No Acceleration of Rights and Benefits.  Except for (a) customary professional fees incurred by each Company in connection with the Transactions; and (b) any severance, change in control, stay-pay, bonus or other similar payments to any Employee or former employees, officers, directors or managers of each Company or any of their Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments (collectively, the “Transaction Payments”), all as set forth on Schedule 4.27,  no Company has made, nor is any Company obligated to make, any payment to any Person in connection with the Transactions or the change of control of any of the Companies.  Except as set forth in Schedule 4.27, no rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control of any Company or the consummation of the Transactions.  No Company is a party to any Contract which, by its terms, will require the Buyer or any Company to support its obligations under such Contract with a letter of credit or other collateral as a result of the consummation of the Transactions.

4.28Capital Expenditures.  Attached hereto as Schedule 4.28 are (a) a list of the capital expenditures of each Company in excess of $10,000 for the Company’s three prior fiscal years and the current fiscal year through the Latest Balance Sheet Date; and (b) the budget for capital expenditures of each Company for its current fiscal year and the following fiscal year.  To the Knowledge of the Companies, there are no capital expenditures that any of the Companies currently plan to make or anticipate will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted by the Companies.  No Company has foregone or otherwise materially altered any planned capital expenditure in contemplation of this Agreement, the consummation of the Transactions or any other sale or disposition of the Business.

4.29[Intentionally Deleted]

4.30Ethical Practices.  No Company, any Affiliates, or any of their respective directors, officers and employees has or any other party acting on behalf of the Company has, offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of any of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.31No Brokers’ Fees.  No Company has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

4.32Competition Act.  No Company, together with its affiliates (as defined in the Competition Act (Canada) and the regulations enacted thereunder), has assets in Canada with an aggregate value that exceeds $87,000,000, or aggregate gross revenues from sales in or from Canada that exceed $87,000,000, determined in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

4.33Investment Canada.  The aggregate enterprise value (as defined in the Investment Canada Act (Canada) and the regulations enacted thereunder) of the Companies and Affiliates as determined in accordance with the Investment Canada Act (Canada) and regulations enacted thereunder does not exceed $600,000,000.

4.34Disclosure. No representation or warranty contained in this Article IV and no statement in any Schedule related hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Companies, there is no impending change in the Business or in any of the Company’s competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business that (a) has not been disclosed in the Schedules to the representations and warranties in this Article IV; or (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or in any Material Adverse Effect.

Real Property Representations and Warranties

 GPD represents and warrants to the Buyer as follows with respect to the Real Property:

4.35Title.  GPD is the sole legal and beneficial owner of the Real Property and has good and marketable title to the Real Property, free and clear of all mortgages, liens, charges, encumbrances, caveats, restrictions, security interests, conditional sale agreements, leases, rights of first refusal and options and any other claims or interests of every kind and nature whatsoever save and except the Permitted Encumbrances and those financial charges, if any, to be paid out and discharged by the GPD’s Lawyer’s on or after Closing as provided herein.

4.36Statutory Liens.  Except for the Permitted Encumbrances, the GPD shall not, on the Closing Date, have any indebtedness to any person, firm, corporation or governmental authority which might now or hereafter by operation of law or otherwise constitute a lien, charge or encumbrance on the Real Property or any part thereof or which could affect the right of the Buyer to own, occupy and obtain revenue from the Real Property or any part thereof;

4.37Construction Liens.  On the Closing Date, all amounts for labour and materials relating to any work carried out by or on behalf of GPD on the Real Property shall be fully paid for and in connection with such labour and materials, no person shall have the right to file or claim a construction lien or builders' lien against the Real Property;

4.38No Unregistered Agreement.  There are no unregistered agreements or easements in respect of access to the Real Property;

4.39Access. The Real Property currently has and will have on the Closing Date full and free access to and from public streets and GPD has not received written notice of any fact or condition that would result in the interruption or termination of such access;

4.40Documentation. All documentation that is to be provided to the Buyer by GPD in relation to the Properties, is now and shall be on the Closing Date true and accurate;

4.41Compliance. The location of the buildings and other improvements on the Real Property and the uses of the Real Property comply with each and every Law. The buildings and other improvements do not encroach upon any easement or utility right-of-way on the Real Property or upon land adjacent to the Real Property;

4.42Environmental. To the Knowledge of GPD, none of the following exists and none of the following has ever existed at the Real Property: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments or disposal areas.  GPD nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or operated the Real Property in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law.  Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any Environmental Laws with respect to the Real Property.  No facts, events or conditions relating to the past will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law with respect to the Real Property, including any relating to onsite or offsite releases or to the Knowledge of GPD, threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

4.43Legal Proceedings. GPD is not now a party, directly or indirectly, to any Proceedings pending or to the Knowledge of GPD, threatened against GPD or the Real Property which might give rise to any order that would adversely affect the Real Property and GPD is not now or will be as of the Closing Date operating under or subject to or in default of any Order relating to the Real Property;

4.44Property Taxes.  All municipal taxes, local improvement taxes, rates, levies and assessments whatsoever due and owing with respect to the Real Property has been, or shall on the Closing Date be, paid in full or shall be adjusted for pursuant to this Agreement; there is no pending appeal or other proceedings in existence in respect of any such taxes, rates, levies and assessments; and GPD has no present or future obligation to construct or provide, or to pay any amount to any person in connection with, off‑site roads, services, utilities or similar services in connection with the Real Property;

4.45Building Code. To the best of the Knowledge of GPD, all of the renovations that have been made to the buildings comply with all Laws and requirements in the jurisdiction in which the Real Property is located; and

4.46Physical Condition of Improvements. Except as disclosed in Schedule 4.46, and to the Knowledge of GPD, the buildings, structures, improvements and fixtures located on and attached to the Real Property are structurally sound, free from material defects, and are in good operating condition and repair and are adequate to operate the Business in the Ordinary Course of Business consistent with past practice.  To the Knowledge of GPD, none of such buildings, structures, improvements and fixtures are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such buildings, structures, improvements and fixtures.

Bruce Representations and Warranties

4.47Bruce represents and warrants as follows:

(a)As of the date hereof he is and at all times in the past has been the controlling mind of GPD, 851 and the Companies and in such capacity is fully informed of any and all facts and circumstances related to GPD, 851 and the Companies;

(b)He is fully aware of all matters contained in this Agreement including but not limited to all representations and warranties contained in this Article IV.

Article V.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

The Buyer represents and warrants to 851 and GPD as follows:

5.1Organization and Authority.  The Buyer is a corporation validly existing and in good standing under the laws of the Province of Alberta.  The Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution and delivery by the Buyer of each Transaction Document and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer.  Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles (i) this Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by the Buyer of each Transaction Document, such Transaction Document will constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time, violate any Law to which the Buyer is subject or violate any Organizational Document of the Buyer.  The Buyer is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

5.3Litigation.  There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to or affecting the Transactions.

5.4No Brokers’ Fees.  The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which GPD or 851 could be liable.

5.5GST Registration.The Buyer’s nominee to whom title to the Real Property will be transferred will be duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax prior to the Closing Date and its registration number for the purposes of the Excise Tax Act (Canada) will be provided to GPD’s counsel prior to the Closing Date. The Buyer’s nominee shall self-assess goods and services tax and harmonized sales tax in the prescribed form and manner in respect of the Real Property and shall remit any GST which may be eligible thereon directly to the Receiver General for Canada.

Article VI.
CONDITIONS

6.1Conditions Precedent. The obligation of the Parties to consummate the Transactions shall be subject to the following conditions precedent (the “Conditions Precedent”):

(a)By 15 days after the date of execution of this Agreement by both parties (the “Execution Date”), the approval of this Agreement and the transactions contemplated herein by the board of directors of the Buyer;

(b)By 60 days after the Execution Date, the Buyer, in its sole discretion, being satisfied with the results of its investigations conducted with respect to the Business, CSA, ATM, MVP and the Real Property, including, without limitation, the investigations into the financial, legal, accounting and operational aspects of the Business (including all contracts and employment arrangements), of CSA, ATM, MVP and all their assets, the Proposed Pre-Closing Transactions and with respect to all aspects of the Real Property;

(c)By 60 days after the Execution Date, the successful execution of employment or consulting contracts between the Buyer and each of Mal Ogrodnick and Nicole Pocklington, in form and substance satisfactory to the Buyer in its sole discretion, provided that:

(i)The term of each such contract shall be one year starting on the Closing Date;

(ii)The financial compensation for each shall be substantially the same as in their existing contracts;

(iii)The Buyer is entitled to start discussions with each of the above persons immediately after the Execution Date, and to seek to satisfy the condition in this Section 6.1(c); and

(iv)between the Execution Date and the above deadline in this Section 6.1(c), GPD and 851 will use its best efforts to have each of the above persons execute the said employment or consulting contracts with the Buyer.

(d)By 90 days after the Execution Date, the Buyer obtaining financing on terms satisfactory to the Buyer in its sole discretion, to assist in payment of the Purchase Price and operating capital for future operation of the Business; and

(e)By December 31, 2016, the Buyer obtaining all consents, approvals, licenses, or waivers necessary in the Buyer’s opinion from any Governmental Body in connection with the transfer of the Real Property, the Business and the operation of the Business by the Buyer, including without limitation all approvals and licensing the Buyer requires from AGLC.

(f)If before Closing, the Real Property is expropriated or materially damaged (as hereinafter defined), the Buyer  may, within 14 days after having received notice of such event, elect in writing:

(i)not to complete the Transaction contemplated herein in which case this Agreement shall be terminated and each of the parties hereto shall have no further obligations to, nor rights against, the other in respect of this Agreement; or

(ii)to complete the purchase contemplated herein in which case completion shall be on the following terms and conditions insofar as they are applicable:

(1)in the case of expropriation, all expropriation proceeds or compensation shall be assigned and shall be payable to the Buyer and that part of the Real Property not so expropriated shall be sold to the Buyer and shall be the subject of the representations and warranties herein contemplated; or

(2)in the case of material damage, the representations and warranties herein contained shall be limited to exclude the effect of such damage and the benefit of any existing insurance policies and all payments made pursuant thereto shall be assigned and shall be payable to the Buyer.

(iii)The Buyer shall have 14 days after having received notice that the Real Property has been expropriated or materially damaged, to make the election even if the event occurs within 14 days of the Closing Date, and if the Buyer elects as permitted herein, the Closing Date shall thereafter be the Closing Date as otherwise provided in this Agreement or the Business Day next following the day which is 10 days after such election, whichever is the later.  "Materially damaged" or any variation thereof means damage to the Real Property pursuant to this Section 6.1(f), which will cost in excess of $500,000.00 to repair as determined by quantity surveyors chosen by the Buyer.

The Conditions Precedent set forth above are for the sole and exclusive benefit of the Buyer and the Buyer shall have the sole and exclusive right at any time to waive the performance of any such conditions in its favour. If any one or more of the Conditions Precedent have not been satisfied or waived as provided herein, the Buyer may withdraw from the obligation to complete the transactions contemplated by this Agreement, and the Deposit, and all interest earned thereon, shall be immediately refunded to the Buyer.

6.2Conditions to Buyer’s Obligations.  Buyer’s obligation to consummate the Transactions at the Closing is subject to the satisfaction, or written waiver by Buyer, of each of the following conditions:

(a)(i) all of the representations and warranties of GPD, 851, Bruce and the Companies in this Agreement must be true and correct in all material respects (except to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects); (ii) GPD, 851 and the Companies must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed by them prior to or at the Closing; and (iii) each of GPD and 851 must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming the satisfaction of the conditions in clauses (i) and (ii) above;

(b)each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

(i)certificates representing all of the outstanding Shares, accompanied by duly executed and undated stock powers, in form and substance satisfactory to Buyer, for transferring the Shares to the Buyer or a nominee designated by the Buyer in its sole discretion, free and clear of any Encumbrances;

(ii)the minute books including the share certificates  and shareholders register of each Company;

(iii)the Escrow Agreement, executed by GPD and 851;

(iv)the Non-Competition Agreements, executed by GPD, 851, Bruce and Cindy;

(v)the Employment Agreements, executed by each of the Key Employees;

(vi)an opinion from GPD and 851 counsel, Felesky Flynn LLP, in the form attached hereto as Exhibit D, addressed to the Buyer, its counsel, the Buyer’s lenders and/or their counsel, for which such counsel may rely on certificates of GPD and 851as to factual matters;

(vii)signed resignations of each director and officer of each Company, in form and substance reasonably satisfactory to the Buyer;

(viii)a certificate of an officer of each of GPD, 851 and each Company, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of: (1) the Organizational Documents of GPD, 851 and each Company, (2) to the extent applicable, resolutions duly adopted by the board of directors and shareholders of GPD, 851 and each Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents, and (3) a certificate of status or good standing as of a recent date for GPD, 851 and each Company from its jurisdiction of organization, and from each jurisdiction in which it is qualified to conduct business; (B) the resolutions referenced in subsection (A)(2) are in full force and effect as of the Closing Date; and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the existence or good standing of GPD, 851 and each Company in any such jurisdiction;

(ix)written evidence, satisfactory to the Buyer, that GPD, 851 and each Company have made all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date; and

(x)such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of each of the GPD, 851 and each Company’s representations and warranties hereunder; (B) evidencing each of GPD, 851 and each Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by GPD, 851 and each Company hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 6.2; or (D) otherwise facilitating the performance of the Transactions;

(xi)any and all information related to the customers of the Business including but not limited to the Customer Data including all usernames and passwords related thereto;

(xii)A statement of adjustments with respect to the Real Property reflecting adjustments to the Real Property Purchase Price in accordance with usual Alberta real estate practice;

(xiii)a Real Property Report for the Real Property reflecting the current state of improvements thereon with evidence of municipal compliance or non-conformance;

(xiv)a statutory declaration of a senior officer of GPD, that GPD is not a non-resident within the meaning of section 116 of the Tax Act;

(xv)a registerable Transfer of Land conveying the Real Property to the Buyer or a nominee as designated by the Buyer in its sole discretion;

(xvi)discharges in registrable form of all liens, mortgages, charges, encumbrances, caveats, and any other claims and interests not constituting Permitted Encumbrances, or undertakings from the GPD’s Lawyer, satisfactory to the Buyer's Lawyers, acting reasonably, to discharge such mortgages, liens, charges, encumbrances, caveats, and any other claims and interests;

(xvii)copies of all records and other documents relating to the operation and management of the Real Property, and the originals of all building, development or occupancy permits and building plans relating to the Real Property in the possession or control of GPD with duplicate keys and master keys (if available) to all buildings;

(xviii)A fully executed Restrictive Covenant Agreement;

(xix)A fully executed Right of First Refusal Agreement;

(xx)A registerable discharge of instrument number 162 030 110, Caveat re: Agreement Charging Land registered against Plan 81200054, Block 5, Lot 3;

(xxi)Such other documentation as the Buyer’s lawyer may reasonably require to complete the purchase of the Real Property.

(c)each Company, GPD and 851 shall have (i) fully and irrevocably paid, satisfied and retired in all respects all Indebtedness of each Company and obtained all final payoff letters, releases, lien discharges and other evidences thereof all in form and substance reasonably satisfactory to the Buyer; (ii) caused all Encumbrances on the Assets (other than the Permitted Encumbrances) arising pursuant to such Indebtedness or otherwise to be fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) except with respect to the Permitted Encumbrances, duly filed and recorded, or caused to have been duly filed and recorded, such financing change statements or other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to the Buyer;

(d)each Consent listed in Schedule 4.4 must have been obtained, delivered to the Buyer, be in full force and effect and be in a form approved by the Buyer;

(e)there must not be any Proceeding pending or to the Knowledge of the Companies, threatened against any Company, GPD, 851 or any of their Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions; or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(f)the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law;

(g)no damage or destruction or other change shall have occurred with respect to the Real Property or any portion thereof that would materially impair the operation of the Business as currently conducted;

(h)GPD and 851 shall have taken all actions required of GPD and 851 under Section 2.6; and

(i)A no-interest letter shall have been obtained from each secured party with a registered Encumbrance against GPD or 851, the collateral description for which registration may include the MVP Shares, the CSA Shares or the ATM Shares, in each case in form satisfactory to the Buyer.

6.3Conditions to GPD and 851’s Obligations.  GPD and 851’s obligations to consummate the Transactions at the Closing are subject to satisfaction, or written waiver by each of GPD and 851, of each of the following conditions:

(a)(i) all of the representations and warranties of the Buyer in this Agreement must be true and correct in all material respects (except to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects); (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) the Buyer must deliver to GPD and 851 at the Closing a certificate, duly executed by an authorized officer of the Buyer, in form and substance reasonably satisfactory to GPD and 851, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b)each of the following documents must have been delivered to GPD and 851 and dated as of the Closing Date (unless otherwise indicated):

(i)the Escrow Agreement, executed by the Buyer and the Escrow Agent;

(ii)the Non-Competition Agreements, executed by the Buyer;

(iii)such other documents as GPD and 851 may reasonably request for the purpose of (A) evidencing the accuracy of the Buyer’s representations and warranties hereunder; (B) evidencing the Buyer’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Buyer hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 6.3, or (D) otherwise facilitating the performance of the Transactions; and

(c)the Buyer shall have taken all actions required of the Buyer under Section 2.6.

Article VII.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1Litigation Support.  If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, then upon the request of such Party each of such other Parties shall reasonably cooperate with the requesting Party and its counsel (at the expense of the requesting Party) in the evaluation, pursuit, contest or defense of such Proceeding, make reasonably available its personnel, books and records to the requesting Party during normal business hours upon reasonable advance notice, as may be necessary in connection therewith.  The requesting Party shall reimburse each of such other Parties for their out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Article VIII).

7.2Transition.  Each of GPD and 851 shall not, and shall cause its Affiliates and Representatives not to, take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any Company from maintaining the same relationships with any Company after the Closing as it maintained with any Company prior to the Closing.  GPD and 851 shall refer all inquiries relating to the Business to the Buyer from and after the Closing.

7.3Consents. To the extent that any Consent set forth on Schedule 4.4 and identified as a “Required Consent” is not obtained on or before Closing,  GPD and 851 shall solicit such consents, subject to Buyer’s prior approval of the form and substance of each such consent.  GPD and 851 shall use its best efforts (at their expense), and the Buyer and each Company shall cooperate in all reasonable respects with GPD and 851, to obtain all such consents; provided,  however, that such cooperation shall not include any requirement for any Company or the Buyer to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

7.4Confidentiality, Press Releases and Public Announcements.  Each of GPD and 851 shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer.  The covenants in this Section 7.4 shall not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by GPD, 851 or any of their respective Affiliates or Representatives or, to their Knowledge, breach by any other Person of a duty of confidentiality to the Buyer; or (b) the applicable Party is required to disclose by applicable Law; provided,  however, that such Party shall notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure.  At any time that the Buyer may request, each of GPD and 851 shall, and shall cause its respective Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer, GPD and 851;  provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law. GPD, 851 and the Buyer shall consult with each other concerning the means by which any employee, customer or supplier of any Company or any other Person having any business relationship with any Company will be informed of the Transactions, and the Buyer shall have the right to be present for any such communication.

7.5Access to Information.  GPD and 851 shall cooperate with and take commercially reasonable steps to, and will use commercially reasonable efforts to cause their Representatives to, assist (in good faith) the Buyer in connection with the preparation of any financial statements, and any governmental or regulatory filings of the Buyer after Closing, provided that the Buyer reimburses GPD or 851 for reasonable costs incurred in connection with their efforts.  Without limiting the generality of the foregoing, the Buyer shall be permitted reasonable access, upon reasonable advance notice during normal business hours, to all documents required and to each of GPD, 851 and the Company’s employees to provide additional information and explanation of any material provided hereunder.

7.6Closing Accounts Receivables.  In the event that any portion of the Accounts Receivables of any Company existing at the Closing Date (the “Closing Accounts Receivable”) have not been collected on the date that is 90 days following the Closing Date (such portion, the “Unpaid Accounts Receivable Amount”), then GPD or 851 shall promptly pay to the Buyer the Unpaid Accounts Receivable Amount, in immediately available funds, which obligation shall be a joint and several obligation of GPD and 851 (or at the Buyer’s election, the Buyer may withdraw such amount from the Escrow Funds and shall specify whether the amount is being withdrawn from the Indemnity Escrow Amount or the Working Capital Escrow Amount). If the Buyer collects any payment in cash with respect to any of the Unpaid Accounts Receivable Amount paid to the Buyer by the GPD of 851pursuant to the immediately preceding sentence following the date of such payment, then the Buyer shall at its election, pay the amount so collected to GPD or 851 or deposit such amount in the Escrow Funds from which it was withdrawn. Without limiting the Buyer’s rights and remedies under this Section 7.6, if (a) the Buyer collects any amount from a customer after the Closing Date with respect to an account receivable from such customer; (b) such customer does not direct the Buyer to apply such amount to reduce specific accounts receivable from such customer; and (c) there are Closing Accounts Receivable from such customer to the Buyer that have not been satisfied in full, then the Buyer shall apply the amount collected to reduce the oldest account receivable from such customer that has not been satisfied in full and that is not in genuine dispute.  Any payments made by GPD, 851 or the Buyer pursuant to this Section 7.6 shall be adjustments to the Final Purchase Price.

7.7Employee Benefits.  The Buyer shall establish or otherwise designate existing benefit plans of the the Buyer (the “Buyer Benefit Plans”) to provide benefits for the period after the Closing Date to Employees who participate in any Employee Benefit Plans that are disclosed in Schedule 4.21(j).  Effective as of the Closing Date, all Employees who participate in a the Buyer Benefit Plan shall cease to participate in and accrue benefits under any Employee Benefit Plans which are disclosed in Schedule 4.21(j), and shall commence participation in the the Buyer Benefit Plans on and after the Closing Date, subject to, and in accordance with, the terms of the applicable the Buyer Benefit Plan. GPD and 851 shall be responsible for providing Employees with all benefits accrued under the Employee Benefit Plans disclosed in Schedule 4.21(j) prior to the Closing Date.

7.8Section 56.4 Agreement.  The Parties agree that no portion of the Purchase Price shall be allocated to the “restrictive covenant” granted by the GPD, 851, Bruce and Cindy.  The Parties further agree that the Non-Competition Agreements can reasonably be regarded to have been granted to maintain or preserve the fair market value of the MVP Shares, the CSA Shares and the ATM Shares.  Therefore, the Parties intend that subsections 56.4(5) and 56.4(7) of the Tax Act and the equivalent provisions of any provincial legislation apply to this Agreement and the Non-Competition Agreements.  The Parties further agree that each Party shall execute and file in prescribed form and on a timely basis any election required to ensure that subsections 56.4(5) and 56.4(7) of the Tax Act and the equivalent provisions of any provincial legislation apply in respect of this Agreement and the Non-Competition Agreements.

Article VIII.
INDEMNIFICATION

8.1Indemnification by GPD, 851,and Bruce.  After the Closing and subject to the terms and conditions of this Article VIII, each GPD, 851, and Bruce, jointly and severally, shall indemnify and hold harmless the Buyer, the Companies, their Affiliates (other than GPD and 851) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns and agents (collectively, the “Buyer Indemnified Parties”) from, and pay and reimburse the Buyer Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(a)any breach or inaccuracy of any representation or warranty made by any of GPD, 851, or Bruce in this Agreement or in any Transaction Document;

(b)any breach or inaccuracy of the certificate delivered by any of GPD, 851, or Bruce pursuant to Section 6.1;

(c)any breach of any covenant or agreement of any GPD, 851, or Bruce in this Agreement or any Transaction Document; or

(d)any claim by any Person claiming through or on behalf of any of GPD, 851, or Bruce arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon instructions from or notices given by GPD, 851, or Bruce.

For purposes of this Article VIII, in determining whether GPD, 851, or Bruce has breached any representation or warranty made in this Agreement, the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect”, dollar thresholds and similar qualifications shall be disregarded and given no effect. Notwithstanding the foregoing, no claim can be made for indemnification made pursuant to this Section 8.1 until the cumulative dollar value of Losses exceeds the sum of $25,000.00.

8.2Limitation on Liability. Notwithstanding any other provision of this Agreement or any Transaction Document:

(a)Except in the case of Fraud, the provisions of this Article VIII and Article IX shall constitute the sole remedy to the Buyer Indemnified Parties against GPD, 851, or Bruce with respect to any and all breaches of any agreement, covenant, representation or warranty made in this Agreement or in any Transaction Document, other than any remedy based on equitable principles, including injunctive relief or specific performance, which shall not be limited by this Section 8.2.

(b)For the purposes of calculating Losses of the Buyer Indemnified Parties, the principle to be applied is that the Buyer Indemnified Parties are to be made whole and to be placed in the same position as it would have been in if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen, and by way of example, to the extent that any Loss indemnified against hereunder (or the event giving rise to the same): (i) creates, gives rise to or otherwise has the result of conferring upon a Buyer Indemnified Party, any tax deduction, tax credit or tax relief (but only to the extent that any such tax deduction, tax credit or tax relief has, prior to the receipt of the applicable indemnification payment, resulted in a direct reduction of the Taxes payable by a Buyer Indemnified Party or will result in a direct reduction of the Taxes payable by a Buyer Indemnified Party in the taxation year in which the applicable indemnification payment is received by a Buyer Indemnified Party) or (ii) results in any recovery pursuant to any insurance coverage, the same shall be taken into account in the calculation of the Loss of the Buyer Indemnified Parties.  Similarly, if the receipt of an indemnification payment by a Buyer Indemnified Party will result in an increase in the Taxes payable by a Buyer Indemnified Party and/or a decrease in the Tax attributes of a Buyer Indemnified Party (over and above what the position of the Buyer Indemnified Party would have been if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen), the amount of such indemnification payment shall be increased so that the amount of the indemnification payment received by the Buyer Indemnified Parties, after deducting the amount of such increase in Taxes payable and/or decrease in Tax attributes, is equal to the amount they would have received if there had been no such increase in Taxes payable and/or decrease in Tax attributes as a result of the receipt of such indemnification payment.  For clarity, if any amount in respect of an inaccuracy in any of the representations and warranties made by GPD, 851, or Bruce or breach of any covenants of GPD or 851 or any Company which was reflected in the Closing Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), then such inaccuracy or breach shall not give rise to an indemnification obligation under this Article VIII or Article IX to the extent of the amount so reflected in the Closing Working Capital.

(c)Except in the case of Fraud or inaccuracy or breach of a Fundamental Representation, the indemnification obligations under this Agreement and the Transaction Documents of GPD, 851 and Bruce collectively in the aggregate shall not exceed the Final Purchase Price.

8.3Survival and Time Limitations.

(a)All representations, warranties, covenants and agreements of GPD, 851, Bruce or the Companies in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.  Except in the case of Fraud, none of GPD, 851, or Bruce shall have any Liability with respect to any claim for any breach or inaccuracy of any Operational Representation or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless the Buyer notifies GPD, 851 or Bruce of such a claim on or before the date that is two years after the Closing Date.  Any claim for any breach or inaccuracy of a Title Representation or breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time before the last day of the ultimate limitation period (or such later date permitted by applicable Law).  No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article VIII or Article IX if written notice thereof has been given in accordance with the provisions hereof by the Buyer to GPD, 851, or Bruce prior to the end of the applicable survival period set forth in this Section 8.3(a).  Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

(b)All representations, warranties, covenants and agreements of the Buyer in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.  Except in the case of Fraud, Buyer shall not have any Liability with respect to any claim for any breach or inaccuracy of any representation and warranty of the Buyer or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless GPD, 851, or Bruce notify the Buyer of such a claim on or before the date that is two years after the Closing Date.  Any claim for any breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time without any time limitation.  No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article VIII if written notice thereof has been given in accordance with the provisions hereof by the GPD, 851, or Bruce to the Buyer prior to the end of the applicable survival period set forth in this Section 8.3(b).  Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

8.4Claims Against the Companies.  Following the Closing, none of GPD, 851, or Bruce may assert, directly or indirectly, and each hereby waives any claim, whether for indemnification, contribution, subrogation or otherwise, against the Companies with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date, except as may arise pursuant to the terms of the Agreement or the Transaction Documents.

8.5Claims Against GPD, 851, and Bruce.  Following the Closing, neither the Buyer nor the Company may assert, directly or indirectly, and the Buyer hereby waives and release, any claim, whether for indemnification, contribution, subrogation or otherwise, against GPD, 851, and Bruce or any of them, with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date (including any act or omission in their respective capacities as directors, officers or employees of the Company).  Notwithstanding the foregoing, the Buyer and the Company do not release (i) GPD, 851, or Bruce from (i) any obligations contained in the Transaction Documents; (ii) any matter set out in Schedule 4.23.

8.6Manner of Payment.

(a)The Buyer may set off all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article VIII or Article IX against any amount otherwise payable (other than amounts payable under, or pursuant to, Employment Agreements) by the Companies, the Buyer or any of their respective Affiliates to GPD and 851.  The exercise of such set-off right in good faith shall not constitute a breach or event of default under this Agreement or any Contract relating to any amount against which the set-off is applied.  In addition to, and not in limitation of the Buyer’s right of set-off under this Section 8.6, the Buyer may elect in its sole discretion to recover all or any portion of any amount to which any the Buyer Indemnified Party may be entitled under this Article VIII or Article IX from the Escrow Funds pertaining to the Indemnity Escrow Amount until such funds are exhausted and then may, subject to the other limitations contained in this Article VIII, recover any additional amount to which any Buyer Indemnified Party is entitled under this Article VIII or Article IX directly from GPD, 851, and Bruce.

(b)Buyer, GPD and 851 hereby agree to provide joint instructions to the Escrow Agent so that distributions from the Escrow Funds pertaining to the Indemnity Escrow Amount can be made by the Escrow Agent to the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with this Section 8.6 unless the entitlement of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of such Loss is in dispute.

8.7Third-Party Claims.

(a)If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter that the Indemnified Party is entitled to make a claim for indemnification against GPD or 851 (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim to the Indemnifying Party; provided,  however, that any failure to notify the Indemnifying Party or to deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b)Upon receipt of the notice described in Section 8.7(a), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within fifteen (15) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Article VIII, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body; (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim, or unless the notice exceeds those periods specified in Section 8.3(a).

(c)So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.7(b), (i) the Indemnifying Party shall not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 8.7(b)); and (ii) neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent shall not be withheld unreasonably.

(d)If any condition in Section 8.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified

Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses; and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.8Other Indemnification Matters.  Any claim for indemnification by the Buyer Indemnified Parties under this Article VIII or under Article IX must be asserted by providing written notice to GPD or 851 against whom indemnification is sought specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. Any claim for indemnification by the Seller Indemnified Parties under this Article VIII or Article IX must be asserted by providing written notice to Buyer specifying the factual basis of the claim in reasonable detail to the extent then known by GPD or 851.  All indemnification payments under this Article VIII or Article IX shall be deemed adjustments to the purchase price.  The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any equitable remedy based on any such representation, warranty, covenant or agreement.

8.9Indemnification by Buyer.  After the Closing and subject to the terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless GPD and 851 and their respective Affiliates (other than the Companies) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns and agents (collectively, the “Seller Indemnified Parties”) from, and pay and reimburse the Seller Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or any Transaction Document or any failure to perform or fulfill its obligations or covenants under this Agreement.

8.10Goods and Services Tax and Harmonized Sales Tax. The Buyer hereby indemnifies and holds harmless GPD and 851 for any goods and services tax and harmonized sales tax and any interest, penalty or other amounts as a result of or in connection with the failure by GPD or 851 to collect and remit any GST applicable to the Transactions. This includes the Buyer’s failure to self-assess and pay to the Receiver General for Canada any GST that may be eligible thereon.

8.11No Duplication.  Any liability for indemnification under this Article VIII and Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  For and in respect of the same matter or amount there shall be no duplication in recovery.

8.12Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to make commercially reasonable efforts to mitigate any damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party under this Agreement.

Article IX.
TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and GPD and 851, on the other hand, for certain tax matters following the Closing Date:

9.1Tax Indemnification.

(a)Subject to the limitations set forth in Article VIII, each of GPD and 851, jointly and severally, shall indemnify the Companies,  the Buyer and their Affiliates and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of any Company for all Taxable periods ending on or before the Closing Time and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); and (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Time; provided,  however, that in the case of clause (i), GPD and 851 shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taking into account any adjustments of the Final Purchase Price relating to Working Capital pursuant to Section 2.3(d).  This Section 9.1 shall survive until the date 90 days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) applicable thereto. GPD and 851 shall pay the Buyer for any Taxes that are the responsibility of GPD and 851 pursuant to this Section 9.1 at least ten (10) Business Days prior to payment of such amounts by the Buyer or any Company.

(b)In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, supplies or receipts for the PreClosing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.2Tax Periods Ending Before the Closing Time.

(a)GPD and 851 shall prepare, and file, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Companies for all Tax periods ending prior to the Closing Time that are due after the Closing Time other than the Final Pre-Closing Tax Returns.  GPD and 851 shall permit the Buyer to review and comment on each such Tax Return to be prepared by them pursuant to the preceding sentence prior to filing and GPD and 851 shall only file each such Tax Return after the Buyer has consented to such Tax Return.  GPD and 851 shall pay, reimburse and indemnify Buyer and the Companies for the Taxes on such Tax Returns in accordance with Section 9.1(a).

(b)The Buyer shall not file any amended Tax Returns for the Companies (or otherwise change such Tax Returns) or make any election or amended election with respect to taxable periods or portions thereof ending before the Closing Date without prior consultation with Bruce related thereto, unless required to do so by Law. If the Companies are required by Law to make such a filing with respect to taxable periods or portions thereof ending on or before the Closing Date, 851 or GPD, as the case may be, shall have control over the filing of such amended Tax Returns.

9.3Tax Periods Beginning Before and Ending After the Closing Time and Final Pre-Closing Tax Returns.  The Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns for each Company for Straddle Periods and all Final Pre-Closing Tax Returns.  The Buyer shall permit GPD and 851 to review and comment on each such Tax Return described in the preceding sentence prior to filing.  GPD and 851, jointly and severally, shall pay, reimburse and indemnify the Buyer and the Companies for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 9.1(b)) in accordance with Section 9.1(a).  The Buyer may cause any Company to make the election referred to in subsection 256(9) of the Tax Act, and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for the taxation year(s) of the Company ending immediately before the Closing Time.

9.4Cooperation on Tax Matters.  The Buyer, on the one hand, and GPD and 851, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this  Article IX and any Proceeding related thereto.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties agree that the Company will retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

9.5Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions shall be paid by GPD and 851 when due, and GPD and 851 shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.6Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as of the Closing Date and, after the Closing Date, the Buyer and each Company shall not be bound thereby or have any Liability thereunder.

Article X.
MISCELLANEOUS

10.1Further Assurances.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

10.2No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person (including any employee of any Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.3Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.4Successors and Assigns.  This Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors and permitted assigns.  Neither of GPD or 851 may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of their respective rights, interests or obligations in or under this Agreement without the prior written approval of the Buyer.  The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in or under this Agreement to (a) any successor to the Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of the Buyer or any Company; (b) one or more of the Buyer’s Affiliates; or (c) any lender to the Buyer, its Affiliates or any Company as security for obligations to such lender.

10.5Counterparts.  This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.6Notices.  Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered mail; (b) one Business Day after receipt of confirmation if such notice is sent by facsimile or e-mail; (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; (d) one Business Day after delivery of such notice in person; and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to GPD or 851 or, prior to the Closing, the Companies:

24 Boudreau Road

St. Albert, AB

T8N 6K3

E-mail:bruce@apexcasino.com
Attention:  Bruce McPherson

with a copy (which shall not constitute notice) to:

Felesky Flynn LLP

Suite 1980 Manulife Place, 10180 – 101 Street

Edmonton, AB T5J 3S4

Facsimile:(780) 421-8820

E-mail:dcherniawsky@felesky.com

Attention:  Donald N. Cherniawsky, Q.C., F.C.A.

If to Buyer or, after the Closing, the Companies:

Untere Viaduktgasse 2

1030 Vienna, Austria, Europe

E-mail:andreas.terler@cnty.com

Attention:  Andreas Terler

with a copy (which shall not constitute notice) to:

455 Pikes Peak Ave, #210

Colorado Springs, CO 80903

E-mail:peggy.stapleton@cnty.com

Attention:Peggy Stapleton

and

Field Law LLP
2000-1025 101 Street NW
Edmonton, Alberta  T5G 3J1

Facsimile: (780)429-9329
E-mail:Rpabst@Fieldlaw.com
Attention:  Rick Pabst

10.7Jurisdiction. For the purposes of all legal proceedings, this Agreement and all Transaction Documents shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have sole and exclusive jurisdiction to entertain any actions arising under this Agreement and the Transaction Documents.

10.8Governing Law.  This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the laws of the Province of Alberta without giving effect to any choice or conflict of law principles of any jurisdiction.

10.9Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by all Parties hereto. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

10.11Expenses.  Each Party hereto shall bear all expenses incurred by such Party in connection with the Transactions contemplated to be performed before or on the Closing Date.

10.12Construction.  The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation”.  Unless otherwise specified, all references to “$” or “dollars” shall be deemed reference to be Canadian dollars.  This Agreement shall be construed as having been drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with ASPE as in effect on the date hereof (unless another date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement shall be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

10.13Schedules.  Nothing in the schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).  The schedules hereto will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.   To the extent that it is reasonably apparent on the face of the schedule that an exception disclosed in a schedule relating to a particular section or subsection of this Agreement also applies to one or more additional sections or subsections of this Agreement, such exception shall be deemed to apply to such additional sections or subsections so identified.

10.14Independent Legal Advice.  Each Party hereto acknowledges that he, she or it has been advised to obtain, and that he, she or it has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to the Transaction Documents and understands the nature and consequences of the Transaction Documents, including any Tax consequences.

[Signature pages follow.]

The Parties have executed and delivered this Share and Real Property Purchase Agreement as of the date first written above.

SIGNED, SEALED & DELIVERED

In the presence of:

/s/ Bruce McPherson

Bruce McPherson

/s/ Donald N. Cherniawsky

Donald N. Cherniawsky

Witness

851896 ALBERTA LTD.

By: /s/ Bruce McPherson

Name: Bruce McPherson

Title: President

GAME PLAN DEVELOPMENTS LTD.

By: /s/ Bruce McPherson

Name: Bruce McPherson

Title: President

CASINO ST. ALBERT INC.

By: /s/ Bruce McPherson

Name: Bruce McPherson

Title: President

ACTION ATM INC.

By: /s/ Bruce McPherson

Name: Bruce McPherson

Title: President

MVP SPORTS BAR LTD.

By: /s/ Bruce McPherson

Name: Bruce McPherson

Title: President

CENTURY CASINOS EUROPE GMBH

By: /s/ Andreas Terler

Name: Andreas Terler

Title: Managing Director

EXHIBIT A

DEFINITIONS

“Accounts Payable”  means all trade and other accounts payable, including accrued expenses, owed by the Company.

“Accounts Receivable”  means all trade and other accounts receivable and other Indebtedness owing to the Company.

“Affiliate”  means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, including the voting power to elect a majority of the directors (or individuals having comparable functions) of such Person; or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person and “Affiliated” has a related meaning.  With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Agreement”  is defined in the opening paragraph.

“AGLC” shall refer to the Alberta Gaming and Liquor Commission.

“ASPE”  means Accounting Standards for Private Enterprises, as defined by the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Assets”  is defined in Section 4.8.

“Audited Financial Statements”  means the audited balance sheets of the Company as of June 30 for each of the fiscal years ended June 30, 2016, and audited statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, together with the notes thereto and the unqualified reports thereon of June 30, 2016.

“Business”  is defined in the Introduction.

“Business Day”  means any day that is not a Saturday, Sunday or other day on which banking institutions in Edmonton, Alberta are not required to be open.

“Buyer”  is defined in the opening paragraph.

“Buyer Benefit Plans” is defined in Section 7.7.

“Buyer Indemnified Parties” is defined in Section 8.1.

“Cash” means the cash, cash equivalents, marketable securities and short term investments held by the Company, computed as of the applicable date and in accordance with ASPE.  Cash shall: (i) be calculated net of issued but uncleared cheques and drafts; (ii) include checks and drafts deposited for the account of each Company, including deposits in transit; and (iii) be calculated net of overdrawn accounts.

“Closing”  is defined in Section 2.5.

“Closing Accounts Receivable” is defined in Section 7.6.

“Closing Date”  is defined in Section 2.5.

“Closing Time”  is defined in Section 2.5.

“Closing Working Capital” is defined in Section 2.3(a).

“Closing Working Capital Statement”  is defined in Section 2.3(a).

“Company” or “Companies”  means collectively or individually MVP, CSA and ATM as the context requires and to the extent relevant to the Liabilities of the Company, any predecessor of the Company.

“Confidential Information”  means information concerning the business or affairs of the Companies, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Companies, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Companies containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Companies.

“Consent”  means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation; understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss”  means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Corporate Data” means any and all data maintained by any of the Companies including, but not limited to, data related to its finances, Taxes, Employees, customers, suppliers and the Business.

“Customer Data” means any and all data and personal information collected from customers of the Business including, but not limited to, any and all data related to the gaming activities of customers of the Business.

“Disputed Amounts” is defined in Section 2.3(c).

“Employees” means Persons employed or retained by each Company on a full-time, part-time or temporary basis, including those employees on temporary leave of absence, family medical leave, military leave, sick leave, lay-off, short-term disability leave, long-term disability leave, pregnancy or parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and includes dependent contractors.

“Employee Benefit Plan”  means any plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, including Employee Pension Benefit Plans and any other arrangements providing for compensation, retirement, pension, severance, termination pay, bonuses, incentives, performance awards, change in control benefits, deferred compensation, retention benefits, stock or other equity awards, fringe benefits, or health and welfare benefits such as medical, life insurance, short-term or long-term disability, or dental benefits, to which each Company is a party or bound or in which each Company participates or under which each Company has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees, directors or officers, individuals working on contract with each Company or other individuals providing services to each Company of a kind normally provided by Employees (or any spouses, dependents, survivors or beneficiaries of any such Persons), excluding Statutory Plans.

“Employee Pension Benefit Plan”  means Employee Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act, “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Employment Agreements”  means the Employment Agreements negotiated between each of the Key Employees and the Company pursuant to Section 6.1(c).

“Encumbrance”  means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law”  means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management,

transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” means Field LLP.

“Escrow Agreement” means the Escrow Agreement among the Buyer, GPD, 851 and the Escrow Agent in a form customary for transactions of this type and which will incorporate the provisions set out in Section 2.7, agreed to by the Buyer, GPD and 851 acting reasonably.

“Escrow Amount”  means, collectively, the Working Capital Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds”  means the funds subject to the Escrow Agreement as of any date of determination.

“Final Pre-Closing Tax Returns” means any Tax Returns for each Company for the Tax period ending immediately prior to the time that the Buyer acquires control of each Company for purposes of the Tax Act.

“Final Purchase Price” is defined in Section 2.3 (d).

“Fraud” means (i) in the case of a Party that is an individual, a false statement of fact made by that Party in a Transaction Document with actual knowledge of its falsehood; and (ii) in the case of a Party that is a body corporate, a false statement of fact made by that Party in a Transaction Document with actual knowledge by one of that Party’s president, chief executive officer, vice president, treasurer or secretary or by one of that Party’s directors or shareholders, of its falsehood.

“Fundamental Representations” means the Tax Representations and the Title Representations.

“Governmental Body”  means any federal, provincial, state, territorial, local, municipal, foreign or other government or quasi governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing including, but not limited to, the AGLC.

“Government Contract”  means any Contract to which each Company is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Hazardous Substance”  means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Companies. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Indebtedness”  means as to any Person at any time: (a) obligations of such Person for borrowed money in the Ordinary Course of Business; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under non-compete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver shares pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party”  is defined in Section 8.7(a).

“Indemnifying Party”  is defined in Section 8.7(a).

“Indemnity Escrow Amount” means Two Million Five Hundred Thousand ($2,500,000.00) Dollars.

“Insurance Policies”  is defined in Section 4.26.

“Intellectual Property”  means intellectual property rights, whether registered or not, owned, used or held by each Company, including: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, business names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) trade secrets; (e) industrial designs and design patents; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites including all software, content and any copyright therein, (i) domain names including any Trademark Clearinghouse registration(s) of such domain names,  (j) other proprietary rights; and (k) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Inventory”  means all inventories of each Company wherever located, including, but not limited to, food, beverages, tobacco products, gift shop items and lottery tickets.

“Key Employees” means Mal Ogrodnick and Nicole Pocklington.

“Knowledge”  of any Person other than the Buyer means (a) in the case of an individual, the actual knowledge of such Person without personal liability except for criminal, fraudulent or misleading actions; or (b) the knowledge that a reasonable Person should have after reasonable inquiry of senior employees, directors and officers of such Person (in the case of a legal entity) or in the reasonable exercise or his, her or its professional duties.  Knowledge of GPD or 851 means the actual knowledge of Bruce McPherson.

“Latest Balance Sheet”  is defined in Section 4.5(a).

“Latest Balance Sheet Date”  means the date of the Latest Balance Sheet.

“Law”  means any provincial, territorial, local, municipal, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, instrument, policy statement, directive, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease”  is defined in Section 4.12(b).

“Leased Real Property”  is defined in Section 4.12(b).

“Liability”  means any liability, obligation or commitment of any kind or nature asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License”  is defined in Section 4.14(d).

“Loss”  means any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, Order, damage, penalty, fine, due, cost, settlement payment, Liability, Tax (including Taxes indemnified against under Section 9.1(a)), Encumbrance, expense, fee, court costs or solicitors’ fees and expenses.

“Material Adverse Effect” means any one or more event, circumstance, condition, occurrence, effect or change that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Companies, or to the ability of the Companies, GPD or 851 to timely consummate the Transactions, provided that no change, effect, event, occurrence or state of facts relating to any of the following, either individually or in the aggregate, shall constitute (or to be taken into account in determining the occurrence of) a Material Adverse Effect.

(a)General political, economic or financial conditions in North America or elsewhere;

(b)The state of (including any changes in) credit, banking, currency or capital markets generally in Canada, the United States, Europe or elsewhere (including the failure of any financial institute, whether or not any of the Companies, 851 or GPD have credit arrangements or other business dealings with such financial institute, or the imposition of any limitation (whether or not mandatory) by any Governmental Body on the extension of credit generally by financial institutions

(c)Any changes in currency exchange rates, interest rates, monetary policy or inflation;

(d)Any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or escalation or worsening thereof);

(e)The execution, announcement, existence or performance of this Agreement or the consummation of the Transactions and the loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Companies with any customer;

(f)Acts of God, wars, insurrections, terrorist acts, earthquakes, storms, fires, floods, or other natural disasters, arrests and restraints by any Governmental Body or other civil disturbance;

(g)Any action or inaction taken by the Companies to which the Purchaser has expressly consented to in writing or as expressly permitted or contemplated by this Agreement;

“Material Contracts” is defined in Section 4.13(a).

“Material Customers” is defined Section 4.22.

“Material Personal Property”  is defined in Section 4.9.

“Material Suppliers” is defined Section 4.22.

“Multi-Employer Plans” means Employee Benefit Plans to which each Company is required to contribute and which are not maintained or administered by each Company or its Affiliates, including any “multi-employer pension plan” (or similar plan) under pension standards legislation.

“Non-Competition Agreements” means the Non-Competition Agreements between Buyer, GPD, 851, Bruce and Cindy in the form of Exhibit B-1 hereto.

“Notice of Objection” is defined in Section 2.3(c).

“Operational Representations” means the representations and warranties of GPD, 851 and Bruce set forth in Article IV that are not Fundamental Representations.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Companies, consistent with past operating practices.

“Party”  or “Parties”means collectively or individually as context requires any of the Buyer, GPD, 851, Bruce, or any of the Companies.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due; (b) any lien for Taxes not yet due; and (c) any purchase money lien, purchase money security interest (or similar registration) or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labour union, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 9.1.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Proposed Pre-Closing Transactions” is defined in the Introduction hereto.

“Purchase Price”  shall collectively mean the Share Purchase Price and the Real Property Purchase Price as defined in Section 2.2.

“Real Property” means those lands legally described as Plan 082 4778, Block 6, Lot 3A located in the Province of Alberta and all buildings, structures, improvements, fixtures and rights related thereto.

“Related Party”  means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family; and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.  The Companies will not be deemed to be a Related Party of any of GPD or 851.

“Related Party Transactions”  is defined in Section 4.23.

“Release Date” is defined in Section 2.7(b).

“Representative”  means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants”  is defined in Section 2.3(d).

“Restrictive Covenant Agreement”  means the Restrictive Covenant Agreement between the Buyer as owner of the Real Property and 851 as owner of the lands legally described Plan 8021992, Block A and Plan 81250052, Block 5, Lot 3 in the form of Exhibit B-2 hereto.

“Right of First Refusal Agreement”  means the Right of First Refusal Agreement between the Buyer as owner of the Real Property and 851 as owner of the lands legally described Plan 8021992, Block A and Plan 81250052, Block 5, Lot 3 in the form of Exhibit B-3 hereto.

“Scheduled Financial Statements”  is defined in Section 4.5.

“Seller Indemnified Parties” is defined in Section 8.9.

“Share” and “Shares” is defined in the Introduction.

“Stand Alone Benefit Plans” means any Employee Benefit Plans which are sponsored by any Company and in which no other companies or Affiliates of any Company participate.

“Statutory Plans” means statutory benefit plans which the Company is required to participate in or comply with, including the Canada Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period”  is defined in Section 9.1(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Target Working Capital”  means Two Million ($2,000,000.00) Dollars in the aggregate as between Companies, which has been mutually agreed upon by the Parties based on the Parties’ agreement of the Companies’ average Working Capital over the prior twelve-month period.

“Tax Act” means the Income Tax Act (Canada).

“Tax Representation” means a representation or warranty under Section 4.15 (Tax), Section 3.6 (Residency), or any other representation or warranty that if untrue gives rise to Taxes payable by (i) each Company that would not have been payable had such representation or warranty been true; or (ii) the Buyer as a result of the purchase of the MVP Shares, CSA Shares or ATM Shares.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Body in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, and other government pension plan premiums or contributions.

“Third-Party Claim”  is defined in Section 8.7(a).

“Title Representation” means a representation or warranty made by GPD, 851 or Bruce, as applicable, under Sections 3.1,  3.2,  4.1 or 4.8(a).

“Transactions”  means the transactions contemplated by the Transaction Documents.

“Transaction Documents”  means this Agreement, the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments”  is defined in Section 4.27.

“Unpaid Accounts Receivable Amount” is defined in Section 7.6.

“Working Capital” means (a) the current assets of the Company as of immediately prior to the Closing Time (including Cash), minus (b) the current liabilities of the Company as of immediately prior to the Closing Time, in each case as determined in accordance with GAAP and using the same accounting principles, practices, policies and methodologies used in the preparation of the Financial Statements.

 “Working Capital Escrow Amount” means Two Hundred Thousand ($200,000.00) Dollars.